                                                                   EXHIBIT 4-D-4


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                             OTTER TAIL CORPORATION


                                   ----------


                                 FIRST AMENDMENT
                          Dated as of December 1, 2002


                                       to


                             NOTE PURCHASE AGREEMENT
                          Dated as of December 1, 2001


                                   ----------



                       Re: $90,000,000 6.63% Senior Notes
                              due December 1, 2011



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
                   FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT

         THIS FIRST AMENDMENT dated as of December 1, 2002 (the or this "First Amendment") to the Note Purchase Agreement dated as of December 1, 2001 is between and among OTTER TAIL CORPORATION, a Minnesota corporation (the "Company"), and each of the institutions which is a signatory to this First Amendment (collectively, the "Noteholders").

                                    RECITALS:

          A. The Company and each of the Noteholders have heretofore entered into the Note Purchase Agreement dated as of December 1, 2001 (the "Note Purchase Agreement"). The Company has heretofore issued the $90,000,000 6.63% Senior Notes due December 1, 2011 (the "Notes") dated December 27, 2001 pursuant to the Note Purchase Agreement. The Noteholders are the holders of 100% of the outstanding principal amount of the Notes.

          B. The Company has also entered into that certain Credit Agreement dated as of April 30, 2002 as amended by a First Amendment to Credit Agreement dated as of September 19, 2002 (as amended, the "Credit Agreement") with the Banks defined therein and U.S. Bank National Association, as a Bank and as Agent.

          C. Section 10.7 of the Note Purchase Agreement provides, inter alia, that the Noteholders are entitled to the benefit of any covenant, agreement, event of default or put event set forth in the Credit Agreement which is more restrictive on the Company (or more favorable to the Banks) than the covenants, agreements, events of default or put events contained in the Note Purchase Agreement.

          D. Pursuant to Section 10.7 of the Note Purchase Agreement and to incorporate those provisions of the Credit Agreement the benefit of which the Noteholders are entitled to, the Company and the Noteholders now desire to amend the Note Purchase Agreement in the respects, but only in the respects, hereinafter set forth.

          E. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement (as amended hereby) unless herein defined or the context shall otherwise require.

         NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this First Amendment set forth in
SECTION 3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

SECTION 1. AMENDMENTS.

         Section 1.1. Section 7.1(a) of the Note Purchase Agreement shall be and is hereby amended by adding the following words after the phrase "this Section 7.1(a)": "provided, further, that in the event that the Company delivers such financial statements or copies of such Quarterly

Otter Tail Corporation                First Amendment to Note Purchase Agreement


Report on Form 10-Q to any Lender prior to the end of the time period specified above, then and in such event, the Company shall deliver the same such items to each such holder of the Notes concurrently therewith;"

         Section 1.2. Section 7.1(d) of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

                  "(d) Notice of Default or Event of Default -- immediately upon a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;"

         Section 1.3. Section 8.3(a) of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

                  "Section 8.3. Investment Grade Put Event. (a) In the event that an Investment Grade Put Event shall occur, the Company will give written notice (a "Company Notice") of such fact not more than 10 days after the Investment Grade Put Event Date to all holders of the Notes. The Company Notice shall (i) describe the facts and circumstances of the Investment Grade Put Event in reasonable detail, (ii) describe the Debt of the Company then outstanding, (iii) specify the rating, if any, accorded to Senior Debt by a Designated Rating Agency which is below an Acceptable Rating or state that Senior Debt is no longer rated by either one or both of the Designated Rating Agencies, (iv) refer to this Section 8.3 and the right of the holders of the Notes to require the Company to purchase their Notes on the terms and conditions provided for herein upon the occurrence of an Investment Grade Put Event, and (v) contain an offer by the Company to purchase all of the outstanding Notes in full together with unpaid accrued interest to the date of purchase and the Make-Whole Amount. Each holder of the Notes shall have the right to accept such offer and require purchase of the Notes held by such holder in full by written notice to the Company given within 60 days following receipt of the Company Notice. On the date designated in such holder's notice (which shall be not less than 10 days nor more than 20 days after the date such notice is delivered to the Company), the Company shall purchase all Notes held by such holder at 100% of the principal amount of such Notes, together with unpaid accrued interest thereon to the date of purchase, and the Make-Whole Amount, if any. Failure to respond by a holder of the Notes shall constitute an acceptance of such offer and the date of purchase shall be the 10th Business Day following the end of the 60 day period referred to in the preceding sentence."

         Section 1.4. The defined terms "Investment Grade Put Event" and "Senior Debt" set forth in Section 8.3 of the Note Purchase Agreement shall be and are hereby amended in their entirety to read as follows:

                  "Investment Grade Put Event" shall mean, and occur on, the first date on which (i) either of the Designated Rating Agencies rate Senior Debt below an Acceptable Rating or (ii) Senior Debt is no longer rated by either one or both of the Designated Rating

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Otter Tail Corporation                First Amendment to Note Purchase Agreement


         Agencies. If an Investment Grade Put Event Date shall have occurred and subsequent to such Investment Grade Put Event Date both Designated Rating Agencies shall rate Senior Debt an Acceptable Rating and thereafter an Investment Grade Put Event shall occur, then a new Investment Grade Put Event Date shall occur under this Agreement and the Company's obligations under this Section 8.3 shall remain binding and operative.

                  "Senior Debt" shall mean the long term, unsecured and unsubordinated indebtedness of the Company.

         Section 1.5. The introductory language to Section 9 of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

                  "The Company covenants that so long as any of the Notes are outstanding, unless, with respect to Sections 9.1 through 9.5 and Sections 9.7 through 9.12, the Required Holders shall otherwise expressly agree in writing, or, with respect to Section 9.6, the holder of each Note shall otherwise expressly agree in writing:"

         Section 1.6. Section 9.7 of the Note Purchase Agreement shall be and is hereby deleted in its entirety.

         Section 1.7. The introductory language to Section 10 of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

                  "The Company covenants that so long as any of the Notes are outstanding, unless the Required Holders shall otherwise expressly agree in writing:"

         Section 1.8. Section 10.3(j) of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

                  "(j) Liens created, assumed or incurred after the date of the Closing given to secure Debt of the Company or any Subsidiary in addition to the Liens permitted by the preceding clauses (a) through
         (i) hereof; provided that all Debt secured by Liens permitted under this Section 10.3(j) does not exceed $2,000,000 in the aggregate at any time outstanding;"

         Section 1.9. Section 10.4 of the Note Purchase Agreement shall be and is hereby amended in by restating the introductory language and clause (a) thereof to read as follows:

                  "Section 10.4. Merger, Consolidation, Etc. The Company will not, and will not permit any Material Subsidiary to, consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person; provided that:

                            (a) Any Material Subsidiary which is a Wholly-Owned
                  Subsidiary may directly or indirectly merge or consolidate with or into, or transfer all or

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Otter Tail Corporation                First Amendment to Note Purchase Agreement


                  substantially all of its property to, or be a party to an analogous reorganization with the Company or any other Wholly-Owned Subsidiary so long as (i) in any such transaction involving the Company, the Company shall be the surviving or continuing Person and (ii) in any such transaction involving such other Wholly-Owned Subsidiary which is the surviving or continuing Person, such Wholly-Owned Subsidiary, if the non-surviving Material Subsidiary was obligated under the Guaranty Agreement and the Guaranty Agreement shall not have been released pursuant to Section 9.12, shall provide to the holders of the Notes the items described in Section 9.8 (a) through (d) concurrently with the consummation of such transaction; provided further, that a Material Subsidiary may transfer all or substantially all of its property without complying with the foregoing provisions of this clause (a) if the transfer is in compliance with Section 10.5; and"

        Section 1.10. Section 10.6 of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

                  "Section 10.6. Transactions with Related Parties. The Company will not and will not permit any Material Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties or the rendering of any service) with any Related Party (other than the Company or another Material Subsidiary), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Material Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Material Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not a Related Party."

         Section 1.11. The following shall be added as new Sections 10.8 through
10.12 of the Note Purchase Agreement:

                  "Section 10.8. Other Agreements. The Company will not and will not permit any Material Subsidiary to enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the holders of the Notes which would: (a) be violated or breached by the Company's performance of its obligations under the Notes or this Agreement, or (b) prohibit any Subsidiary of the Company from paying dividends or distributions on, or redeeming, acquiring or retiring for value, any shares of stock or other ownership interest that the Company holds in such Subsidiary.

                  Section 10.9. Restricted Payments. The Company will not and will not permit any Material Subsidiary to either: (a) make any Restricted Payment if any Default or Event of Default shall exist or shall result from the making of such Restricted Payment; or (b) directly or indirectly make any payment on, or redeem, repurchase, defease, or make any sinking fund payment on account of, or any other provision for, or otherwise pay, acquire or retire for value, any Indebtedness of the Company or any Subsidiary that is subordinated in right of payment to the Notes (whether pursuant to its terms or by

Otter Tail Corporation                First Amendment to Note Purchase Agreement


         operation of law), except for regularly-scheduled payments of interest and principal (which shall not include payments contingently required upon occurrence of a change of control or other event) that are not otherwise prohibited hereunder or under the document or agreement stating the terms of such subordination.

                  Section 10.10. Investments. The Company will not and will not permit any Material Subsidiary to acquire for value, make, have or hold any Investments, except:

                            (a) Investments outstanding on April 30, 2002 and
                  listed on Schedule 10.10 attached hereto, and any increases or decreases in the value thereof or write-ups, write-downs or write-offs with respect to such Investments;

                            (b) travel advances to officers and employees in the
                  ordinary course of business;

                            (c) Investments in readily marketable direct
                  obligations of the United States of America having maturities of one year or less from the date of acquisition;

                            (d) Certificates of deposit or bankers' acceptances,
                  each maturing within one year from the date of acquisition, issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital, surplus and undivided profits of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Required Holders;

                            (e) Commercial paper maturing within 270 days from
                  the date of issuance and given the highest rating by a nationally recognized rating service;

                            (f) Repurchase agreements relating to securities
                  issued or guaranteed as to principal and interest by the United States of America;

                            (g) Extensions of credit in the nature of accounts
                  receivable or notes receivable arising from the sale of goods and services in the ordinary course of business;

                            (h) Share of stock, obligations or other securities
                  received in settlement of claims arising in the ordinary course of business;

                            (i) Investments outstanding on April 30, 2002 in
                  Subsidiaries by the Company and other Subsidiaries, and Investments by the Company or other Subsidiaries in Persons that will be Subsidiaries upon completion of such Investments;

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Otter Tail Corporation                First Amendment to Note Purchase Agreement


                            (j) Investments not otherwise permitted hereunder
                  which shall not exceed (based on total consideration paid by the Company or a Material Subsidiary): (i) $10,000,000 for any single Investment or series of related Investments in any Person not engaged in one or more of the Company's and Subsidiaries' present lines of business, or (ii) $20,000,000 for any single Investment or series of related Investments in any Person that is engaged in one or more of the Company's and Subsidiaries' present lines of business, provided that consent of the Required Holders to such Investments in excess of such limit shall not be unreasonably withheld; and

                            (k) Any Material Subsidiary may make Investments
                  constituting loans to the Company and provided that no Default or Event of Default shall have occurred and continued, the Company and any Material Subsidiary may make Investments constituting loans to (i) any Material Subsidiaries, or (ii) any Subsidiaries that are not Material Subsidiaries, provided, that such loans to any one Subsidiary shall not exceed $15,000,000 in aggregate principal amounts outstanding at any time.

                  Section 10.11. Contingent Liabilities. The Company will not and will not permit any Material Subsidiary to either: (a) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, or (b) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person, except (in the case of (a) or (b) above) for (i) guaranties by the Company of loans to leveraged Employee Stock Ownership Plans; (ii) a performance guaranty by the Company of performance by DMI Industries under a certain contract involving aggregate payments of approximately $20,000,000; (iii) guaranties by the Company or any Material Subsidiary of obligations of any Material Subsidiary as lessee under any lease that is not a Capital Lease, (iv) other guaranties limited as to principal of recovery to not more than $10,000,000 in the aggregate; (v) guaranties by Varistar Corporation of the obligations of the Company under the Bank Credit Agreement and (vi) the guaranty by Varistar Corporation of the obligations of the Company in respect of up to $40,000,000 of Insured Senior Notes due October 1, 2017, as described in a Prospectus dated September 11, 2002 and a prospectus supplement dated on or about September 19, 2002.

                  Section 10.12. Unconditional Purchase Obligations. The Company will not and will not permit any Material Subsidiary to enter into or be a party to any contract for the purchase or lease of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services."

         Section 1.12. Section 11(f) of the Note Purchase Agreement shall be and is hereby amended as follows:

Otter Tail Corporation                First Amendment to Note Purchase Agreement


                   (a) the term "Significant" shall be deleted wherever said term appears and the term "Material" shall be substituted therefor; and

                   (b) the figure "$10,000,000" shall be deleted wherever said figure appears and the figure "$5,000,000" shall be substituted therefor.

         Section 1.13. Sections 11(g) and (h) of the Note Purchase Agreement shall be and are hereby amended by deleting the term "Significant" wherever said term appears and substituting therefor the term "Material."

         Section 1.14. Section 11(i) of the Note Purchase Agreement shall be and is hereby amended as follows:

                   (a) the term "Significant" shall be deleted and the term "Material" shall be substituted therefor;

                   (b) the figure "$10,000,000" shall be deleted wherever said figure appears and the figure "$1,000,000" shall be substituted therefor; and

                   (c) the phrase "60 days" shall be deleted wherever said phrase appears and the phrase "30 days" shall be substituted therefor.

        Section 1.15. Section 11(k) of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

                   "(k) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $500,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and in the case of clauses (i), (iv), (v) or (vi) above only, any such event or events, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect; or"

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Otter Tail Corporation                First Amendment to Note Purchase Agreement


         Section 1.16. The following shall be added as a new Section 11(l) of the Note Purchase Agreement:

                  "(l) any Person, or group of Persons acting in concert, that owned less than 5% of the shares of any voting class of stock of the Company shall have acquired more than 25% of the shares of such voting stock."

        Section 1.17. The following defined terms contained in Schedule B of the Note Purchase Agreement shall be and are hereby amended in their entirety to read as follows:

                  "Bank Credit Agreement" means the Credit Agreement dated as of April 30, 2002 among the Company, the Banks defined therein, and U.S. Bank National Association, as a Bank and as Agent, as amended from time to time, any replacement, additional or successor agreement or agreements thereto or any other bank credit facility or bank credit facilities in effect from time to time with banks or other lending institutions.

                  "Debt" means, with respect to any Person, without duplication,

                            (a) its liabilities for borrowed money and its
                  redemption obligations in respect of Redeemable Preferred
                  Stock;

                            (b) its liabilities for the deferred purchase price
                  of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

                            (c) its Capital Lease Obligations;

                            (d) all liabilities for borrowed money secured by
                  any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

                            (e) net liabilities under any interest rate swap,
                  collar or other interest rate hedging agreement;

                            (f) undertakings or agreements to reimburse or
                  indemnify issuers of letters of credit other than commercial letters of credit; and

                            (g) any Guaranty of such Person with respect to Debt
                  of a type described in any of clauses (a) through (f) hereof, excluding ordinary course endorsements.

Otter Tail Corporation                First Amendment to Note Purchase Agreement


                  Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

                  "Indebtedness" with respect to any Person means, at any time, without duplication, all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon the Company's balance sheet as liabilities, but in any event including the following (whether or not they should be classified as liabilities upon such balance sheet):

                            (a) its liabilities for borrowed money and its
                  redemption obligations in respect of Redeemable Preferred
                  Stock;

                            (b) its liabilities for the deferred purchase price
                  of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

                            (c) Capital Lease Obligations;

                            (d) all liabilities for borrowed money secured by
                  any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

                            (e) all its liabilities in respect of letters of
                  credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

                            (f) Swaps of such Person;

                            (g) any obligation on account of deposits or
                  advances; and

                            (h) any Guaranty of such Person with respect to
                  liabilities of a type described in any of clauses (a) through
                  (f) hereof.

                  For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

                  "Interest Charges" means, for any period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Company and its Subsidiaries, including in all cases interest expense determined in accordance with GAAP and (a) all but the principal component of payments in respect of conditional sale contracts, Capital Leases and other

Otter Tail Corporation                First Amendment to Note Purchase Agreement


         title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers' acceptance financings and (c) net costs under any interest rate swap, collar or other interest rate hedging agreements, in each case determined in accordance with GAAP.

                  "Lender" means any "Bank" under the Bank Credit Agreement.

        Section 1.18. The following defined terms shall be and are hereby added in alphabetical order to Schedule B of the Note Purchase Agreement:

                  "DMI Industries" means DMI Industries, Inc., a North Dakota corporation and a subsidiary of the Company.

                  "First Amendment Effective Date" means December ___, 2002.

                  "Investment" means the acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof.

                  "Material Subsidiary" means (a) the Subsidiaries listed on
         SCHEDULE 1 hereto, and (b) any Subsidiary acquired after the First Amendment Effective Date if the acquisition of such Subsidiary has required consent of the Required Holders under Section 10.10(j) to be deemed permitted under this Agreement.

                  "Related Party" means any Person (other than a Subsidiary):
         (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company; (b) which beneficially owns or holds 5% or more of the equity interest of the Company; or (c) 5% or more of the equity interest of which is beneficially owned or held by the Company or a Subsidiary. As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                   "Restricted Payment" means any expenditure by the Company or any Subsidiary for purchase, redemption or other acquisition for value of any shares of the Company's or any Subsidiary's stock, payment of any dividend thereon (other than stock dividends and dividends payable solely to the Company), any distribution on, or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of, any shares of the Company's or any Subsidiary's stock, or the setting aside of any funds for any

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Otter Tail Corporation                First Amendment to Note Purchase Agreement


         such purpose (other than payment to, or on account of or for the benefit of, the Company only).

                  "Varistar Corporation" shall mean Varistar Corporation, a Minnesota corporation and a subsidiary of the Company.

        Section 1.19. Schedule 1 and Schedule 10.10 attached hereto shall be and are hereby inserted as Schedule 1 and Schedule 10.10, respectively, to the Note Purchase Agreement.

        Section 1.20. The Noteholders agree that the Company has satisfied the requirements of Section 10.7 of the Note Purchase Agreement by its execution and delivery of this First Amendment as it pertains to the Credit Agreement; provided, however, that the requirements of said Section 10.7 are and shall be applicable to any future amendment, restatement or replacement of the Credit Agreement, in accordance with the terms of said Section 10.7.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         Section 2.1. To induce the Noteholders to execute and deliver this First Amendment (which representations shall survive the execution and delivery of this First Amendment), the Company represents and warrants to the Noteholders that:

                   (a) this First Amendment has been duly authorized, executed and delivered by it and this First Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

                   (b) the Note Purchase Agreement, as amended by this First Amendment, constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

                   (c) the execution, delivery and performance by the Company of this First Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this SECTION 2.1(c);

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Otter Tail Corporation                First Amendment to Note Purchase Agreement


                   (d) as of the date hereof and after giving effect to this First Amendment, no Default or Event of Default has occurred which is continuing;

                   (e) all the representations and warranties contained in
         Section 5 of the Note Purchase Agreement are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof; and

                   (f) since April 30, 2002, the Company has not acquired any Subsidiary which is a "Material Subsidiary" under the Bank Credit Agreement.

SECTION 3. CONDITIONS TO EFFECTIVENESS OF THIS FIRST AMENDMENT.

         Section 3.1. This First Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:

                   (a) executed counterparts of this First Amendment, duly executed by the Company and the holders of at least 100% of the outstanding principal of the Notes, shall have been delivered to the Noteholders;

                   (b) the Noteholders shall have received a copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of this First Amendment, certified by its Secretary or an Assistant Secretary;

                   (c) the representations and warranties of the Company set forth in SECTION 2 hereof are true and correct on and with respect to the date hereof;

                   (d) the Noteholders shall have received the favorable opinion of counsel to the Company as to the matters set forth in SECTIONS 2.1(a), 2.1(b) and 2.1(c) hereof, which opinion shall be in form and substance satisfactory to the Noteholders;

                   (e) Varistar Corporation shall have affirmed its obligations under the Guaranty Agreement pursuant to an Affirmation in the form of EXHIBIT A hereto; and

                   (f) the Company shall have paid the reasonable fees and expenses of Chapman and Cutler, counsel to the Noteholders, pursuant to
         SECTION 4.1.

Upon receipt of all of the foregoing, this First Amendment shall become effective.

SECTION 4. PAYMENT OF NOTEHOLDERS' COUNSEL FEES AND EXPENSES.

         Section 4.1. The Company agrees to pay upon demand, the reasonable fees and expenses of Chapman and Cutler, counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this First Amendment.

Otter Tail Corporation                First Amendment to Note Purchase Agreement


SECTION 5. ACKNOWLEDGEMENT REGARDING GUARANTY.

         The Company hereby acknowledges and agrees that the guaranty by Varistar Corporation of the obligations of the Company in respect of the Company's $40,000,000 Insured Senior Notes due October 1, 2017 constitutes "Priority Debt" under the Note Purchase Agreement.

SECTION 6. MISCELLANEOUS.

         Section 6.1. This First Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and except as modified and expressly amended by this First Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

         Section 6.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Note Purchase Agreement without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.

         Section 6.3. The descriptive headings of the various Sections or parts of this First Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

         Section 6.4. This First Amendment shall be governed by and construed in accordance with New York law.

Otter Tail Corporation                First Amendment to Note Purchase Agreement


         Section 6.5. The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.


                                       OTTER TAIL CORPORATION



                                       By /s/ George A. Koeck
                                          Title: Corporate Secretary and General
                                                 Counsel

Otter Tail Corporation                First Amendment to Note Purchase Agreement


Accepted and Agreed to:


                                      THE PRUDENTIAL INSURANCE COMPANY OF
                                        AMERICA

                                      By  /s/ Jay D. Squiers
                                          Title: Vice President


                                      HARTFORD LIFE INSURANCE COMPANY

                                      By: Prudential Private Placement
                                          Investors, L.P., as Investment Advisor

                                      By: Prudential Private Placement
                                          Investors, Inc., General Partner

                                      By  /s/ Jay D. Squiers
                                          Title: Vice President


                                      MEDICA HEALTH PLAN

                                      By: Prudential Private Placement
                                          Investors, L.P., as Investment Advisor

                                      By: Prudential Private Placement
                                          Investors, Inc., General Partner

                                      By  /s/ Jay D. Squiers
                                          Title: Vice President


                                      GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY

                                      By: GE Asset Management, its Investment
                                          Advisor

                                      By: /s/ Stephen De Motto
                                          Title: Vice President - Private
                                                 Investments

Otter Tail Corporation                First Amendment to Note Purchase Agreement


                                      GE EDISON LIFE INSURANCE COMPANY

                                      By: GE Asset Management, its Investment
                                          Advisor

                                      By  /s/ Stephen De Motto
                                          Title: Vice President - Private
                                                 Investments


                                      GE CAPITAL LIFE ASSURANCE COMPANY OF
                                        NEW YORK

                                      By: GE Asset Management, its Investment
                                          Advisor

                                      By  /s/ Stephen De Motto
                                          Title: Vice President - Private
                                                 Investments


                                      FIRST COLONY LIFE INSURANCE COMPANY

                                      By: GE Asset Management, its Investment
                                          Advisor

                                      By  /s/ Stephen De Motto
                                          Title: Vice President - Private
                                                 Investments


                                      TREASURER OF THE STATE OF SOUTH CAROLINA
                                        SOUTH CAROLINA RETIREMENT SYSTEM

                                      By  /s/ Grady L. Patterson, Jr.
                                          Title: S C State Treasurer


                                      COUNTRY LIFE INSURANCE COMPANY

                                      By  /s/ John Jacobs
                                      Title: Senior Investment Officer

                                    EXHIBIT A

                        AFFIRMATION OF GUARANTY AGREEMENT

         THIS AFFIRMATION OF GUARANTY AGREEMENT (the or this "Affirmation") is made as of the 1st day of December, 2002, by VARISTAR CORPORATION, a Minnesota corporation (the "Subsidiary Guarantor") in favor of the Purchasers named in
Schedule I to the hereinafter defined Note Purchase Agreement (together with their successors, assigns and transferees, the "Noteholders"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the hereinafter defined Note Purchase Agreement.


                                   WITNESSETH:

         WHEREAS, the Subsidiary Guarantor is presently a subsidiary of Otter Tail Corporation, a Minnesota corporation (the "Company");

         WHEREAS, the Company and the Noteholders have entered into the Note Purchase Agreement dated as of December 1, 2001 (as amended, modified, restated or otherwise supplemented from time to time, the "Note Purchase Agreement"); pursuant to which the Company has issued and sold to the Noteholders its $90,000,000 6.63% Senior Notes, due December 1, 2011 (the "Notes");

         WHEREAS, in connection with the Note Purchase Agreement, the Subsidiary Guarantor previously executed and delivered to the Noteholders the Guaranty Agreement dated as of December 1, 2001 (the "Guaranty Agreement"), pursuant to which the Subsidiary Guarantor has absolutely and unconditionally guaranteed the payment of the Notes and the performance by the Company of its obligations under the Note Purchase Agreement;

         WHEREAS, the Company and the Noteholders have entered into a First Amendment dated as of December 1, 2002 (the "First Amendment") to the Note Purchase Agreement, pursuant to which certain provisions of the Note Purchase Agreement have been amended;

         WHEREAS, the Company and the Subsidiary Guarantor have derived both direct and indirect benefits from the issuance and sale of the Notes and will derive both direct and indirect benefits from the execution and delivery by the Noteholders of the First Amendment;

         WHEREAS, it is a condition precedent to the execution and delivery by the Noteholders of the First Amendment that the Subsidiary Guarantor execute this Affirmation to acknowledge the First Amendment and to reaffirm its obligations under the Guaranty Agreement;

         NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees as follows:

                    1. First Amendment. The Subsidiary Guarantor acknowledges the First Amendment, and agrees that the Notes and the obligations of the Company under the Note Purchase Agreement, as amended by the First Amendment, are guaranteed by the Guaranty Agreement. All references in the Guaranty Agreement to the "Note Purchase Agreement" shall be deemed to refer to the Note Purchase Agreement, as amended by the First Amendment.

                    2. Affirmation. In connection with the execution and delivery of the First Amendment, the Subsidiary Guarantor ratifies and affirms all of its payment and performance obligations under the Guaranty Agreement, in each case as if each reference in such Guaranty Agreement to the obligations secured thereby is construed to hereafter mean and refer to such obligations under the Note Purchase Agreement, as amended by the First Amendment. The Subsidiary Guarantor hereby consents to the terms and conditions of the Note Purchase Agreement, as amended by the First Amendment, and acknowledges receipt of a copy of the First Amendment and acknowledges that the Guaranty Agreement remains in full force and effect and is hereby ratified and confirmed. The execution of this Affirmation shall not operate as a waiver of any right, power or remedy of the Noteholders, nor constitute a waiver of any provision of the Guaranty Agreement nor constitute a novation of any of the obligations under the Notes or the Note Purchase Agreement, as amended by the First Amendment.

                    3. Successors and Assigns. This Affirmation shall be binding upon the Subsidiary Guarantor and upon its respective successors and assigns and shall inure to the benefit of the Noteholders and its respective successors and assigns. The successors and assigns of such entities shall include, without limitation, their respective receivers, trustees, or debtors-in-possession.

                    4. Further Assurances. The Subsidiary Guarantor hereby agrees from time to time, as and when requested by any Noteholder, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as such Noteholder may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Affirmation, the Notes, the Guaranty Agreement the Note Purchase Agreement, as amended by the First Amendment.

                   5. Definitions. All references to the singular shall be deemed to include the plural and vice versa where the context so requires.

                   6. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

                    7. Severability. Wherever possible, each provision of this Affirmation shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Affirmation shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Affirmation.

                   8. Merger. This Affirmation represents the final agreement of the Subsidiary Guarantor with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or prior or subsequent oral agreements, among the Company, the Subsidiary Guarantor or the Noteholders.

                   9. Execution in Counterparts. This Affirmation may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  10. Section Headings. The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

                  [remainder of page intentionally left blank]

         IN WITNESS WHEREOF, this Affirmation has been duly executed by the undersigned as of the day and year first set forth above.

                                       VARISTAR CORPORATION, a Minnesota
                                         corporation



                                       By
                                          -------------------------------------

                                   SCHEDULE 1

                              MATERIAL SUBSIDIARIES


1.       Varistar Corporation                   corp.

2.       BTD Manufacturing, Inc.                corp.

3.       DMI Industries, Inc.                   corp.

4.       DMS Health Technologies                _____

5.       DMS Imaging, Inc.                      corp.

6.       E.W. Wylie Corporation                 corp.

7.       Northern Pipe Products, Inc.           corp.

8.       Vinyltech Corporation                  corp.

                                 SCHEDULE 10.10

                                   INVESTMENTS


Investment in Affordable Housing (OTC)                               $ 6,108,075

Investment in Loan Pools (OTP)                                         1,186,493

Notes Receivable (Glendale Machine)                                      125,000

Deferred Compensation Plan (Varistar)                                  3,280,391

Investment in FM Redhawks                                              2,007,340

Life Insurance (DMS)                                                   1,034,475

Notes Receivable (Wahpeton Land-OTR)                                     140,972

Investment - Moorhead State Lighting (OTESCO)                          1,542,945

Telecommunication Investments (MIS)

  CoBank (St. Paul Bank for Coop's)                                    1,040,098

  ONVOY                                                                  708,300

  Central MN Network Systems                                             353,500

  West Central Transport Group, LLC                                      108,671

  Central Transport Group, LLC                                            52,000

  Northwest Minnesota Special Access, LLC                                  9,161

  Independent Information Systems, Inc.                                   80,000

  Northern Transport Group, LLC                                           29,500

  Northern Fiber, Inc.                                                     2,687

  Notes Receivable                                                       170,908

Other Miscellaneous (OTP, BTD, Chassis, MDG)                              28,453
                                                                     -----------
                                                                     $18,008,969
                                                                     ===========